Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 10, 2018

Board Declares Special Cash Dividend of $2.00 per share of Common Stock and

Class A Common Stock and Regular Annual Cash Dividend of $0.55 per share of Common

Stock and Class A Common Stock

Elgin, IL, July 10, 2018 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that its Board of Directors (the “Board”) declared a special cash dividend (the “Special Dividend”) of $2.00 per share on all issued and outstanding shares of Common Stock of the Company and $2.00 per share on all issued and outstanding shares of Class A Common Stock of the Company. In addition to the Special Dividend, the Board declared a regular annual cash dividend (the “Annual Dividend”) of $0.55 per share on all issued and outstanding shares of Common Stock of the Company and $0.55 per share on all issued and outstanding shares of Class A Common Stock of the Company. The aggregate payment for both dividends will be approximately $29.2 million.

The Special Dividend and the Annual Dividend will be paid on August 17, 2018 to stockholders of record as of the close of business on August 3, 2018.

“We are pleased to announce the $2.00 per share Special Dividend and the $0.55 per share Annual Dividend,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Our financial performance in the first three quarters of fiscal 2018 has provided us the opportunity to declare the Special Dividend and increase our Annual Dividend by $0.05 per share over last year’s Annual Dividend. These dividends, like our previous dividends, further reinforce our goal of creating long-term stockholder value through the responsible use of cash. Furthermore, these dividends would not be possible without the hard work and dedication of all our employees,” Mr. Sanfilippo concluded.

ABOUT THE COMPANY

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

INVESTOR CONTACT

Michael Valentine, Chief Financial Officer

(847) 214-4509

Frank Pellegrino, Senior Vice President, Treasurer and Corporate Controller

(847) 214-4138

FORWARD-LOOKING STATEMENTS

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

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